News Release 2003-01                                                                                                                                                   January 16, 2003
TSX - QRL - Queenstake Resources Ltd.
SEC file number 0-24096

FIRST TRANCHE PRIVATE PLACEMENT CLOSED

Queenstake Resources Ltd. (QRL-TSX) has closed $1,214,400 of a non-brokered private placement financing previously announced December 20, 2002 (NR2002-12).

On January 10, 2003 The Toronto Stock Exchange approved the increase of the non-brokered private placement from a total of 5,000,000 units to a total of up to 7,000,000 units and the potential finders' fee warrants to 700,000 from 500,000 to accommodate additional investor interest.

In this initial January 16, 2003 closing, the Company issued 5,060,000 common shares and 5,060,000 common share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.30 at any time until January 15, 2004. The Company paid a cash finders’ fee of $97,152 and issued 506,000 finders’ share purchase warrants entitling the holder to purchase one common share at an exercise price of $0.26 at any time until January 15, 2004.The common shares and any common shares issued pursuant to any Warrant or Finder’s Warrants exercises prior to May 19, 2003, will have a hold period expiring on May 19, 2003.

The Company will close the second tranche of this private placement on or before January 30, 2003.

The Company has today filed an amended Form 43-101 F1 report on Sedar.  The initial Pincock Allen & Holt report filed on Sedar by the Company in support of its June 4, 2002 news release number NR02- 06 was not on the required form.  Pincock Allen & Holt’s report on Form 43-101 F1 dated January 14, 2003, entitled the Magistral Gold Project, Sinaloa, Mexico, Resource and Reserve Update prepared for Queenstake Resources Ltd. was filed by the Company on Sedar today.

The securities will not be registered under the United States Securities Act of 1933, as amended (the “Act”), and may not be offered or sold in the United States unless registered under the Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available.

For further information call:
Chris Davie, President and Chief Executive Officer - 303-297-1557
Doris Meyer, Vice President Finance and Chief Financial Officer - 604-516-0566
email - info@queenstake.com  web - www.queenstake.com

The TSX has neither reviewed nor accepts responsibility for the adequacy or accuracy of this release.

Suite 2940, 999 Eighteenth Street
Denver, CO 80202 USA
Telephone: (303) 297-1557
Facsimile: (303) 297-1587
www.queenstake.com
                                                                                                    info@queenstake.com